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                                                                     EXHIBIT (5)

                                October 21, 2011

Prudential Annuities Life Assurance Corporation
One Corporate Drive
Shelton, Connecticut 06484

Gentlemen: In my capacity as Vice President and Corporate Counsel of The Prudential Annuities Life Assurance Corporation, I have reviewed the establishment of the Prudential Annuities Life Assurance Corporation Separate Account D (the "Account"), by the Board of Directors of Prudential Annuities Life Assurance Corporation ("PALAC") as a non-unitized separate account for assets applicable to certain market value adjustment annuity contracts, pursuant to the provisions of the Connecticut Insurance Code. I was responsible for oversight of the preparation and review of the Registration Statement on Form S-3, filed by PALAC in 2011 with the U.S. Securities and Exchange Commission under the Securities Act of 1933 for the registration of certain market value adjustment annuity contracts issued with respect to the Account.

I am of the following opinion: (1) PALAC was duly organized under the laws of Connecticut and is a validly existing corporation (2) The Account has been duly created and is validly existing as a non-unitized separate account pursuant to the provisions of Connecticut law (3) The market value adjustment annuity contracts are legal and binding obligations of PALAC in accordance with their terms. In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


                                              /s/ C. Christopher Sprague
                                              --------------------------
                                              C. Christopher Sprague